                                                                     EXHIBIT 4.4

THIS EMPLOYMENT AGREEMENT MADE AS OF THE 6TH DAY OF MARCH 2003

BETWEEN:

                                CryptoLogic Inc.
                a corporation incorporated under the laws of the Province of Ontario and having its head office at
              1867 Yonge St., 7th Floor, Toronto, Ontario, M4S 1Y5.

                                  (hereinafter referred to as the "Corporation")

                                                              OF THE FIRST PART,

                                      -and-

                               MICHAEL STARZYNSKI

                            an individual residing at
                              3 New Dominion Court
                             Whitby, Ontario L1P 1L5

                                     (hereinafter referred to as the "Employee")

                                                             OF THE SECOND PART.

         WHEREAS the Corporation carries on a business consisting principally of the development of Internet related software products primarily for gaming and electronic cash (the "Business");

         AND WHEREAS the Corporation is desirous of employing the services of the Employee to provide management services in the role of Chief Technology Officer in connection with the Business of the Corporation;

         AND WHEREAS the Employee is desirous of providing such services to the Corporation, on the terms and subject to the conditions herein set out;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

                                                                         Page: 1

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                        ARTICLE ONE--EMPLOYMENT SERVICES

1.1 AGREEMENT. The Corporation hereby agrees to hire the Employee, to provide management services in the role of Chief Technology Officer to the Corporation (the "Services"), and the Employee hereby agrees to provide such Services to the Corporation from the date of this Agreement, subject to termination as hereinafter provided. The Employee shall commence full time employment with the Corporation on the 17th day of March 2003.

1.2 REMUNERATION. In consideration for the rendering of Services by the Employee, the Corporation shall pay to the Employee a salary in the sum of Two Hundred and Fifteen Thousand ($215,000) Dollars per year commencing on the Start Date together with four weeks paid vacation per year. The salary shall be paid in biweekly installments and shall be subject to review annually. In addition, the Employee shall be eligible for all health benefit plans made generally available to executives of the Corporation that may exist from time to time. The Employee shall also receive a monthly car allowance of $500.00.

1.3 STOCK OPTION PLAN. The Employee shall be entitled to participate in the Stock Option Plan of the Corporation (the "Plan"), which is annexed as
    Exhibit 1 and forms part of this Agreement. As an inducement to enter into this Agreement, the Employee shall be entitled to receive as an Initial Grant, 60,000 stock options in accordance with the Plan (the "Initial Grant"), and such Initial Grant is subject to and conditional upon approval by the Board of Directors of the Corporation. The strike price of the individual options issued under the Initial Grant shall be set by the Board of Directors of the Corporation and shall be equal to the closing price of the Corporation's shares, as traded on the TSX, on the day prior to the approval of the Initial Grant by the Board of Directors of the Corporation.

1.4 DISCRETIONARY BONUS. The Employee may receive a target bonus of up to 40% of base salary in addition to the remuneration setout above. The bonus will be based on agreed to deliverables and company performance and paid in the first quarter of the calendar year subsequent to the year the bonus is applicable. The bonus in the first year of employment will be pro-rated based on the period of time the Employee has been in the employ of the Corporation and for Fiscal Year 2003 only, the sum of $11,000.00 is guaranteed. The Management Bonus Plan for 2003 is described in Exhibit 3.

1.5 EXPENSES. The Employee's expense reports shall be approved by the CEO and thereafter shall be reimbursed monthly for such out-of-pocket expenses, including travel costs actually and properly incurred by the Employee in connection with provision of Services. Any individual expense in excess of $5,000 requires prior approval of the CEO. The Employee shall furnish statements and vouchers to the Corporation for all such expenses. The Company will provide, at their expense, a parking spot at their location.

                        ARTICLE TWO - COVENANTS

2.1 PROVISIONS OF SERVICES. The Employee shall devote the Employee's full-time and attention to the provision of Services and the business of the Corporation and shall not provide employment type services to any other person, entity, association, firm or corporation, unless it is an affiliate of the Corporation. (For the purposes of this Agreement "affiliate" shall have the meaning as ascribed in the Business Corporations Act (Ontario).)

2.2 NO DELEGATION OF SERVICES. The Employee shall not delegate performance of the Services to anyone without the prior written consent of the Corporation, unless in the ordinary course of business.

                                                                         Page: 2

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2.3      CORPORATE POLICY AND INSTRUCTIONS. The Employee will act in accordance with any policy of the Corporation applicable to the Employee from time to time, including, but not limited to, the policies contained in the Corporation's Employee Handbook that may exist from time to time.

2.4 CONFIDENTIAL INFORMATION. The Employee shall not use or disclose to anyone any confidential information with respect to the business, plans or affairs of the Corporation except as may be deemed necessary by the Employee to facilitate the provision of Services by the Employee. This obligation shall survive the termination of the Agreement for an indefinite period. The Employee further agrees to be bound by the terms of the Confidentiality, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement ("Confidentiality Agreement"), which is annexed as Exhibit 2 and forms part of this Agreement.

2.5 RETURN OF PROPERTY. Upon termination of this Agreement the Employee shall return to the Corporation any property, code, documentation, or confidential information which is the property of the Corporation and be prepared to so certify in writing.

2.6 PROMOTION OF THE CORPORATION'S INTERESTS. The Employee shall and will faithfully serve and use his best efforts to promote the business interests of the Corporation, shall not use any information he may acquire with respect to the business and affairs of the Corporation or its affiliates for his/her own purposes or for any purposes other than those of the Corporation or its affiliates.

2.7 REFERENCES AND RECORD CHECK. Employee consents to having a probity check, including a fingerprint record, completed for the purpose of employment and to providing a set of fingerprints to the Corporation for the purpose of forwarding to the RCMP in Ottawa, Ontario for a criminal record check against the national repository of criminal records for Canada. The Employee hereby authorizes the RCMP to disclose the results of this check to the Compliance Officer of the Corporation. The Employee acknowledges that the completion of this check, to the complete satisfaction of the Corporation, is a condition of employment.

                           ARTICLE THREE--TERMINATION

3.1 TERMINATION OF AGREEMENT BY THE CORPORATION. The Corporation may terminate this Agreement at any time:

                           (a)      if for cause, without notice; and

                           (b) if without cause, on the giving to the Employee the greater of, (i) six months written notice or pay (including all health benefits, excluding short and long term disability, described herein) in lieu of notice, or (ii) written notice or pay (including all health benefits, excluding short and long term disability, described herein) in accordance with the policy(s) of the Corporation applicable to the Employee that may exist from time to time. Outstanding stock options will continue to vest for the period of notice.

         The Employee agrees that such notice is adequate to satisfy any claim he may otherwise have against the Corporation and he releases the Corporation, its officers and directors from any claim he might otherwise have against them, whether statutory or otherwise.

3.2 TERMINATION BY THE EMPLOYEE. The Employee may terminate this Agreement at any time by giving the Corporation two months written notice, which notice period the Corporation may waive in whole or in part, subject to paying the equivalent amount of pay (including all benefits described herein) instead.

                                                                         Page: 3

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3.3      TERMINATION OF BONUS COMPENSATION. Upon termination of this Agreement by the Employee, the Employee will no longer be entitled to any unearned bonus, referred to in Article 1.4, in respect of the calendar year in which the Agreement is terminated. In this regard, if the Employee's employment is terminated by the company without cause, the Employee shall be entitled to the bonus, referred to in Article 1.4, which shall be paid on a pro rata basis having regard to the period of time the Employee was in the employment of the Employer for the given year in which the Agreement is terminated and having regard for the performance vs. the targets during the pro-rata period. The bonus described in this subsection 3.3 shall be subject to the Corporation's policy(s) with respect to the payment of bonuses generally.

3.4 AGREEMENTS SURVIVING TERMINATION. The Employee agrees that the covenants in Article 2, the Confidentiality Agreement at Exhibit 2 and the release contained in Article 3.1 shall survive any termination of this Agreement for an indefinite period.

3.5 CHANGE OF CONTROL. Notwithstanding 3.1, in the event of termination as a result of a change in ownership of the Corporation; or, the Board of Directors of the Corporation removes Lewis Rose as CEO, the Employee will be entitled to 9 (nine) months pay in lieu of notice. In the event of a Public Take-Over Bid (which shall be the successful acquisition of 50.01% of the issued and outstanding Shares of the Company) in Exhibit 4, all outstanding options will vest in accordance with the Share Purchase Option Agreement.

                             ARTICLE FOUR--CAPACITY

4.1 CAPACITY OF EMPLOYEE. It is acknowledged by the parties hereto that the Corporation is employing the Employee in the capacity as Chief Technology Officer. The Employee and the Corporation acknowledge and agree that this Agreement does not create a partnership or joint venture between them.

                    ARTICLE FIVE--GENERAL CONTRACT PROVISIONS

5.1 NOTICES. All notices, requests, demands or together communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to the other, shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to the party as follows:

         (a)   To the Corporation at:
                         1867 Yonge Street 7th Floor,
                         Toronto, Ontario
                         M4S 1Y5
                         Attention: Marilyn Shabot, Vice President - Human
                           Resources
                         Facsimile number 416-545-1454

         (b)   To the Employee at:
                         3 New Dominion Court,
                         Whitby, Ontario

or at any such other address or facsimile number as may be given by one party to the other in writing from time to time.

                                                                         Page: 4

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All such Notices shall be deemed to have been received when delivered or transmitted, or if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service.

5.2 FURTHER ASSURANCES. The parties shall sign such further and other documents, cause such meetings to be held, use their best efforts to have resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

5.3 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

5.4 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any Exhibits referred to herein are incorporated herein by reference and form part of the Agreement.

5.5 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

5.6 ASSIGNMENT. This Agreement is personal to the parties and may not be assigned by either of them unless, in the case of the Corporation, to an affiliate.

5.7 CURRENCY. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

5.8 HEADINGS FOR CONVENIENCE ONLY. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

5.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario.

5.10 GENDER AND NUMBER. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other incorporation or unincorporated organization or entity.

5.11 CALCULATION OF TIME. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such non-business day.

5.12 CONFLICT. Where the terms of this Agreement are in conflict with the terms of any other agreements or policies, this Agreement shall govern.

                                                                         Page: 5

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5.13     LEGISLATION REFERENCES. Any reference in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

5.14 SEVERABILITY. If any Article, Section or any portion of any Section of this Agreement or of the Confidentiality Agreement attached as Exhibit 2 is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

         IN WITNESS WHEREOF the parties have duly executed this Employment Agreement as of the date above first written.

SIGNED,
SEALED AND DELIVERED
in the presence of

                                           CRYPTOLOGIC INC.

/s/ Nancy Chan-Palmateer                   Per /s/ Marilyn Shabot
----------------------------                   --------------------------------
(Witness)                                      Marilyn Shabot
                                               Vice President - Human Resources

/s/ Nancy Chan-Palmateer                       /s/ Michael Starzynski
----------------------------                   ---------------------------------
(Witness)                                      Michael Starzynski

                                                                         Page: 6

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                                    EXHIBIT 2

CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

         Entered into as of the 25th day of February 2003

BETWEEN:

         Michael Starzynski an individual residing at 3 New Dominion Court Whitby, Ontario
 ("Employee")

-- and --

Cryptologic Inc., a corporation incorporated under the laws of the Province of Ontario and having its principal place of business at 1867 Yonge Street, 7th Floor, Toronto, Ontario M4S 1Y5 ("Employer")

         WHEREAS as part of its ongoing efforts to maintain confidential its information and trade secrets and the information and trade secrets of its subsidiaries, affiliates, customers, licensees and suppliers, Employer requires that all of its employees enter into this Agreement as a condition of employment;

         AND WHEREAS Employee understands that his/her agreement with and acceptance of the terms and conditions contained herein are essential to Employer's ability to compete in the global e-commerce software market and be a viable business in that market, and that this Agreement is reasonable and appropriate in the circumstances;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, the sum of one dollar paid by each party to the other and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties hereto), it is agreed as follows:

1.       Confidential Information

1.1 Confidential Information. Employee agrees at all times during the term of his employment and for an indefinite period thereafter to hold in confidence and not to use, except for the benefit of Employer or to fulfill Employee's obligations to Employer, nor to disclose to any outside parties including media, except with the express authorization of an officer of Employer, nor to remove from Employer's premises, except with the express authorization of an officer of Employer, any Confidential Information.

"Confidential Information" means any proprietary information of Employer, irrespective of form or method of transmission, including but not limited to technical data, trade secrets, know-how, research, product plans, products, services, customer lists (including, but not limited to, customers or licensees of Employer on whom Employee called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance or other business information disclosed to Employee by Employer, either directly or indirectly in writing, drawings, orally or in electronic form, at any time during the course of Employee's employment with Employer. Confidential Information does not include any

                                                                         Page: 7
of the foregoing items, which has become publicly known or made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

1.2 Former Employer Information. Employee agrees that during the term of his/her employment with Employer he/she will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of Employer any proprietary information belonging to any such employer, person or entity which is not publicly known, unless consented to in writing by such employer, person or entity.

1.3 Third Party Information. Employee recognizes that Employer has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Employer's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Therefore, Employee agrees to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or corporation or to use it except as is necessary to carry out his work for Employer and consistent with Employer's agreement with such third parties relating to such information.

2.       Intellectual Property Rights

2.1 Assignment of Intellectual Property Rights. Employee agrees that he/she will promptly make full written disclosure to Employer, will hold in trust for the sole right and benefit of Employer and hereby assigns to Employer or its designee all right, title, and interest, including all intellectual property rights, in and to any and all discoveries, inventions, developments, concepts, improvements, software, notes, charts, algorithms, formulae, software code and all other original works, whether or not patentable or registrable under copyright or similar laws, which he/she may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time that he/she is in the employ of Employer (collectively referred to as "Works"), and Employee hereby expressly disclaims and waives all rights (including all moral rights) in Works in favour of Employer.

Moreover, Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, or other formats) of all Works. The records will be available to and remain the sole property of Employer at all times, and shall be returned to Employer pursuant to Clause 5 herein.

Patent and Copyright Registrations. Employee agrees to assist Employer or is designee, at Employer's expense, to secure Employer's rights in Works and any copyrights, patents, or other intellectual property rights relating thereto in any countries, including the disclosure to Employer of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments and all other instruments which Employer shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Employer, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Works, and any copyrights, patents, or other intellectual property rights relating thereto. Employee further agrees that this obligation shall continue after the expiration or termination of this Agreement and Employee's employment.

Originality of Works. Employee warrants that Works are original works of Employee as author.

3.       Conflicting Employment

Employee agrees that during the term of his/her employment with Employer, he/she will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Employer is now involved or becomes involved during the term of his employment, nor will Employee engage in any other activities that conflict with his obligations to Employer.

                                                                         Page: 8

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4.       Non-Competition Covenant and Non Solicitation Covenant

The Employee agrees with and for the benefit of the Employer that for the period of twelve months from the date of termination of the Employee's employment, however caused, the Employee will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any manner:

         (a) carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his or her name or any part of it to be used or employed by any person, business, firm, association, syndicate company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Employer or any of its subsidiaries or affiliates, including without limitation, any business related to internet and gaming or related software support within the geographical area of Ontario, or the United Kingdom; or

         (b) solicit or accept business with respect to products competitive to those of the Employer or any of its subsidiaries or affiliates, from any of the Employer's or any of its subsidiaries or affiliates customers, wherever situate;

provided that the Employee shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of the public company may be in competition with the business of the Employer or any of its subsidiaries or affiliates provided that the Employee shall not directly or indirectly, own more than 10% of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

The Employee further agrees that, during employment pursuant to this agreement and for a period of twelve months following termination of employment, however caused, the Employee will not hire or take away or cause to be hired or taken away, any employee of the Employer or its subsidiaries or affiliates or, following termination of the Employee's employment, any employee who was in the employ of the Employer or its subsidiaries or affiliates, during the twelve months preceding termination.

5.       Return of Employer's Documents

In the event of termination or expiration of his/her employment, Employee shall deliver forthwith to Employer and not retain in his/her possession, copy, reproduce, recreate or deliver to anyone else any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or any copies or reproductions of any aforementioned items stored in any medium whatsoever developed by him/her in the course of his/her employment with Employer or otherwise belonging to Employer. Moreover, Employee agrees to sign and deliver to Employer a "Termination Certification" in the form to be approved by the Corporation.

6.       Representations

Employee agrees to execute any oath or verify any document required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any prior agreement to keep in confidence proprietary information acquired by him prior to his employment by Employer. Employee has not entered into and agrees that he will not enter into any oral or written agreement, which would conflict with this Agreement.

                                                                         Page: 9

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7.       Equitable Remedies

Employee agrees that it would be impossible or inadequate to measure and calculate Employer's losses or damages from a breach of the covenants set forth herein. Accordingly, the Employee agrees that if he/she breaches any such covenants, Employer will have available, in addition to any other right or remedy available, the right to obtain equitable relief by way of an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

8.       General Provisions

8.1 Severability. The parties agree that if this Agreement or any portion hereof shall be determined by a court of competent jurisdiction to be excessive or invalid by reason of its extending for too great a period of time or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable. If this Agreement or any portion thereof shall be determined to be invalid or unenforceable for any reason, that invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement, and such invalid or unenforceable portion shall be severed from the remainder of this Agreement.

8.2 Waiver of Defenses. Employee acknowledges and agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof are waived.

8.3 Time of the Essence. Time shall be of the essence in this Agreement and no extension of time or indulgence granted by Employer shall operate as a waiver of any of the Employer's rights and remedies contained herein.

8.4 Entire Agreement. This Agreement constitutes the entire Agreement between Employer and Employee with respect to all matters herein and its execution has not been induced by nor do the parties rely upon or regard as material any representations not included herein. This Agreement may not be amended or modified except in writing signed by the parties. Any Exhibits referred to herein are incorporated by reference and form part of this Agreement.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Courts of Ontario.

IN WITNESS WHEREOF the parties have duly executed this Confidentiality, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement on the dates below written.

                                            CRYPTOLOGIC INC.

/s/ Michael Starzynski                      Per: /s/ Marilyn Shabot
------------------------------                   --------------------------
Michael Starzynski                               Marilyn Shabot
                                                 Vice President -Human Resources

Date: March 6, 2003                              Date: March 6, 2003

                                                                        Page: 10

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                                    EXHIBIT 1

                                CRYPTOLOGIC INC.

                       INCENTIVE STOCK OPTION PLAN (2002)

1. PURPOSE: The purpose of this Incentive Stock Option Plan (2002) (the "2002 Plan") is to replace the Amended 1996 Plan and to provide effective incentives to Directors, Officers, employees and consultants of the Corporation (and its subsidiaries, which includes partnerships and other entities that are controlled by the Corporation) and to reward such employees in relation to the long-term performance and growth of the Corporation and the total return to Shareholders. No financial assistance will be provided by the Corporation to option holders in connection with the exercise of stock options granted under the 2002 Plan.

2. ADMINISTRATION: The 2002 Plan shall be administered by the Directors of the Company. The Directors shall not by virtue of such appointment be disentitled or ineligible to receive options. The Directors shall have full authority to interpret the 2002 Plan and to make such rules and regulations and establish such procedures as it deemed appropriate for the administration of the 2002 Plan, taking into consideration the recommendations of management, and the decision of the Directors shall be binding and conclusive. The decision of the Directors shall be binding, provided that notwithstanding anything herein contained, the Directors may from time to time delegate the authority vested in it under this clause to the full board, which shall thereupon exercise all of the powers herein given to the Directors, and further provided that a decision of the majority of persons compromising the board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons.

3. NUMBER OF SHARES: The total number of shares which are reserved and set aside for issue to directors, officers and key employees under this 2002 Plan shall not exceed 3,000,000 or such other number as may be approved by the shareholders at a meeting duly called for such purpose, and no one person may receive or hold options entitling the purchase of in excess of 5% of the number of outstanding shares of the Company. The number of CryptoLogic Inc. shares reserved for issuance under the 2002 Plan includes any CryptoLogic Shares that may be issued as a result of the exercise of options granted under the Amended 1996 Plan. All common shares issued pursuant to exercise of options granted or deemed to be granted under the 2002 Plan will be so issued as fully paid common shares.

4. PARTICIPATION: Options shall be granted under the 2002 Plan only to directors, officers, other key employees or service providers, being persons providing ongoing management or consulting services under written contract, (Participant), or their holding companies the shares of which are held directly or indirectly by the Participant or their spouse, minor children or minor grandchildren, or a registered retirement saving plan of which the Participant is the beneficiary, as shall be designated from time to time by the Directors and shall be subject to the approval of such regulatory authorities as the Directors shall designate, which shall also determine the number of shares subject to such option.

                                                                        Page: 11

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5.       TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under the 2002 Plan shall be set forth in written option agreements between the Company and the Optionee. Such terms and conditions shall include the following as well as such provisions, not inconsistent with the Plan, as may be deemed advisable by the Directors.

(a)      Number of Shares: The number of shares subject to the option.

(b) Option Price: The option price of any shares in respect of which an option may be granted under the 2002 Plan shall be such price as shall be fixed by the Directors but shall be not less than the fair market value of the shares. The fair market value shall be deemed by the Directors as either the average between the highest and lowest prices at which the Company's common shares are traded on the day of option is granted, or the closing price of the stock on the day of grant. In its resolution allocating any option, the Directors may determine that the date of grant aforesaid shall be a future date determined in the manner specified by such resolution. The Directors may also determine that the option price per share may escalate at a specified rate dependent upon the year in which any option to purchase common shares may be exercised by the Optionee.

(c) Payment: The full purchase price of shares purchased under the option shall be paid in cash upon the exercise thereof. A holder of an option shall have none of the rights of a stockholder until the shares are issued to him.

(d) Term of Option: Options may be granted under this 2002 Plan exercisable over a period not exceeding five (5) years. Each option shall be subject to earlier termination as provided in paragraph (f) of this paragraph 5. An option will only become exercisable after the following vesting periods:

One-third of the options granted to Directors will vest at the date of grant, with the balance vesting over 2 years.

b) All other options granted will vest at a rate of one-quarter of the total amount granted per year, the first vesting date to follow one year after the date of grant. Vesting dates will follow annually on the anniversary date of the original grant.

(e) Exercise of Option: An option may be exercised in part or in its entirety up to and including the time of its expiry. Provided however that except as expressly otherwise provided herein, no option may be exercised unless that Optionee is then a director, officer or employee of the Company. This 2002 Plan shall not confer upon the Optionee any right with respect to continuation of employment by the Company.

(f) Termination of Options: Any option granted pursuant hereto, to the extent no validly exercised, will terminate on the earlier of the following dates:

(i) the date of expiration specified in the option agreement, being not more than five (5) years after the date the option was granted;

(ii) the date of termination of the Optionee's, employment for any cause other than by retirement, permanent disability or death or 30 days after the date of termination of the Optionee's position as a director or officer or ongoing service provider;

                                                                        Page: 12

(iii) six (6) months after the date of the Optionee's death during which period the option may be exercised only by the Optionee's legal representative or the person or persons to whom the deceased Optionee's rights under the option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Optionee would have been entitled to exercise it at the time of his death if the employment of the Optionee had been terminated by the Company on such date;

(iv) three (3) months after termination of the Optionee's employment by permanent disability or retirement under any Retirement Plan of the Company during which three (3) months period the Optionee may exercise the option to the extent he was entitled to exercise it at the time of such termination provided that if the Optionee shall die within such three (3) month period, then such right shall be extended to six (6) months following the death of the Optionee and shall be exercisable only by the persons described in paragraph (f) (iii) hereof and only to the extent therein set forth.

(g) Non-transferability and non-assignability of Stock Option: No option shall be transferable or assignable by the Optionee or his legal personal representatives other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him.

(h) Applicable Laws or Regulations: The Company's obligation to sell and deliver stock under each option is subject to such compliance by the Company and any Optionee as the Company deems necessary or advisable with all laws, rules and regulations of Canada and any Provinces thereof applying to the authorization, issuance, listing or sale or securities and is also subject to the acceptance for listing of the common shares which may be issued in exercise thereof by each stock exchange which shares of the Company are listed for trading.

6. ADJUSTMENT IN EVENT OF CHANGE IN STOCK: Each option shall contain uniform provisions in such form as may be approved by the Directors to appropriately adjust the number and kind of shares covered by the option and the exercise price of shares subject to the option in the event of a stock split, stock dividend, combination of shares, merger, or other relevant change in the Company's capitalization to prevent substantial dilution or enlargement of the rights granted to the Optionee by such option.

7. AMENDMENT AND DISCONTINUANCE OF PLAN: The board may from time to time amend or revise the terms of the 2002 Plan or may discontinue the 2002 Plan at any time provided however that no such right may, without the consent of the Optionee, in any manner adversely affect his rights under any option theretofore granted under the 2002 Plan and such amendment shall require the prior approval of the Toronto Stock Exchange.

8. EFFECTIVE DATE AND DURATION OF PLAN: The 2002 Plan shall remain in full force and effect until such time as the Directors shall have granted options on all of the shares reserved and set aside under paragraph 3 hereof, and for so long thereafter as options remain outstanding in favour of any Optionee.

                                                                        Page: 13

                                    EXHIBIT 4

                             SHARE PURCHASE OPTION

         MEMORANDUM OF AGREEMENT made as of this 6th day of March, 2003

BETWEEN:

                                CRYPTOLOGIC INC.,
                                  a corporation
                  incorporated under the laws of the Province
                                   of Ontario,

                                      (hereinafter called the "Company")

                                                               OF THE FIRST PART

                                    - and -

                               MICHAEL STARZYNSKI

                                  an individual

                                     (hereinafter called the "Optionee")

                                                              OF THE SECOND PART

                  WHEREAS the Company has established the CryptoLogic Inc. Stock Option Plan (the "Plan") to assist officers, directors and employees of the Company and its subsidiaries to participate in the growth and development of the Company by providing them with the opportunity through share options to acquire a proprietary interest in the Company;

                  AND WHEREAS the Optionee is a director, officer or employee of the Company, or one of its subsidiaries, and the board of directors and President of the Company has authorized the granting to the Optionee by the Company of the Option hereinafter contained, pursuant to and in accordance with the provisions of the Plan.

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of one ($1.00) dollar now paid by the Optionee to the Company (the receipt and sufficiency of which are hereby acknowledged by the Company) it is agreed by and between the parties hereto as follows:

1. In this agreement and in any amendments hereto, the following terms shall have the following meanings respectively:

         a) "Expiry Time" means the close of business on the 17th day of March, 2008.

         b) "Option Period" means the period of time commencing on the date hereof and terminating on the Expiry Time;

         c) "Public Take-Over Bid" means a bid for the shares of the Company in respect of which a take-over bid circular is prepared and delivered to shareholders of the Company pursuant to the provisions of the securities legislation of any Province of Canada;

         d) "Share" or "shares" means, as the case may be, one or more common shares in the capital of the Company as constituted at the date of this agreement.

2. Subject to the terms and conditions hereinafter set out and Board of Director and shareholder approval, the Company hereby grants to the Optionee, an irrevocable option (the "Option") to purchase a total of 60,000 shares of the Company (the said shares being hereinafter called the "Optioned Shares") at the price per Optioned Share equal to the average of the highest and lowest share prices of the Company's common shares on the Toronto Stock Exchange on the 6th day of March 2003.

3. Subject to the terms and conditions hereinafter set out, the Optionee shall have the right to exercise the Option granted hereby with respect to the following respective numbers of Optioned Shares at any time or times during the following periods of time during the Option Period:

                  i) One quarter of the Optioned Shares if the holder remains an employee with the Company until March 17, 2004;

                  ii) One quarter of the Optioned Shares if the holder remains an employee with the Company until March 17, 2005;

                  iii) One quarter of the Optioned Shares if the holder remains an employee with the Company until March 17, 2006.

                  iv) One quarter of the Optioned Shares if the holder remains an employee with the Company until March 17, 2007.

                  In the event that a Public Take-Over Bid is made at any time during the Option Period, the Optionee shall forthwith upon and at any time after the commencement of the Public Take-Over Bid, have the right to exercise the Option hereby granted with respect to all of the Optioned Shares which have not been purchased by the

Optionee hereunder prior to the commencement date of the Public Take-Over Bid. At the Expiry Time, the Option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option has not then been exercised.

4. In the event of the death of the Optionee prior to the Expiry Time while in the employment of, or while serving as a director of, the Company or a subsidiary of the Company, forthwith following the earlier of (i) the date which is six (6) months following the date of death of the Optionee or (ii) the Expiry Time, the Option shall terminate as to such of the Optioned Shares in respect of which the Option has not then been exercised.

5. In the event that the Optionee ceases to be employed by, or serve as a director or officer of, or act as active consultants to, as the case may be, the Company or a subsidiary of the Company prior to the Expiry Time (otherwise than by reason of the death of the Optionee), upon the expiration of 30 days following the date on which the Optionee ceases to be employed by, or serve as a director of, as the case may be, the Company or one of its subsidiaries, the Option shall terminate as to such of the Optioned Shares in respect of which the Option has not been exercised prior to the expiration of such 30 day period.

6. Subject to the provisions of clauses 3, 4 and 5 hereof, the Option shall be exercisable at any time or from time to time prior to the Expiry Time by the Optionee or his legal personal representatives giving a notice in writing addressed to the Company at its head office in the City of Toronto, and delivered to the Secretary of the Company, which notice shall specify therein the number of Optioned Shares in respect of which the Option is being exercised, accompanied by payment, by cash or certified cheque, in full of the purchase price for the number of Optioned Shares specified therein. Upon any such exercise of the Option as aforesaid, the Company shall forthwith cause the transfer agent and registrar of the Company to deliver to the Optionee or his legal personal representatives as he may otherwise direct in the notice of exercise of the Option, a certificate or certificates in the name of the Optionee or his legal personal representative (as he or they may have otherwise so directed) representing in the aggregate such number of Optioned Shares as the Optionee or his legal personal representative shall have then paid for and as are specified in such notice in writing.

7. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase or pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in the manner hereinbefore provided.

8. In the event of any subdivision, redivision or change of the shares of the Company at any time prior to the Expiry Time into a greater number of shares, the number of shares deliverable by the Company on any exercise of the Option thereafter, shall be increased to such number of shares as would have resulted from such subdivision, redivision or change if such exercise of the Option had been prior to the date of such subdivision, redivision or change.

                  In the event of any consolidation or change of the shares of the Company at any time prior to the Expiry Time into a lesser number of shares, the number of shares deliverable by the Company on any exercise of the Option thereafter shall be reduced to such number or change if such exercise of the Option had been prior to the date of such consolidation or change.

9. The Optionee shall have no rights whatever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) other than in respect of Optioned Shares in respect of which the Optionee shall duly exercise this option.

10.               Time shall be of the essence of this agreement.

11. This agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee and his legal personal representatives. This agreement shall not be assignable by the Optionee or his legal personal representatives.

12. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

                  IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

SIGNED,
SEALED AND DELIVERED
in the presence of

                                                         CRYPTOLOGIC INC.
                                                         Per ___________________
                                                                A.S.O.

_______________________________                          _______________________
        (Print name)                                       Michael Starzynski